Exhibit 5.3

[Letterhead of Thompson Hine]

October 10, 2008

Board of Directors

Local Insight Yellow Pages, Inc.

188 Inverness Drive West

Englewood, CO 80112

Ladies and Gentlemen:

We have acted as local counsel for Local Insight Yellow Pages, Inc., an Ohio corporation (the “Company”), in connection with the Registration Statement on Form S-4 filed by Local Insight Regatta Holdings, Inc., a Delaware corporation (“Regatta”), and certain of its subsidiaries named therein (the “Subsidiary Guarantors”) with the Securities and Exchange Commission (as the same may be amended, the “Registration Statement”) in connection with the proposed offering by Regatta of up to $210,500,000 in aggregate principal amount of 11% Series B Senior Subordinated Notes due 2017 (the “Exchange Notes”) in exchange for up to $210,500,000 in aggregate principal amount of its 11.00% Series A Notes due 2017 (the “Outstanding Notes”). The Exchange Notes and the Outstanding Notes are governed by the Indenture dated November 30, 2007 (the “Indenture”) among Regatta, the Subsidiary Guarantors, including the Company, named therein, and Wells Fargo Bank, N.A., as Trustee (the “Trustee”).

For purposes of the opinions expressed in this letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as we have deemed necessary or advisable for purposes of this opinion. Among other things, we have examined and relied upon copies of the following:

1. the Indenture executed and delivered by the Trustee, the Company, and the Subsidiary Guarantors;

2. the Amended & Restated Articles of Incorporation of the Company;

3. the Bylaws of the Company (which constitute the regulations of the Company pursuant to Section 1701.11 of the Ohio Revised Code) certified by the Secretary of the the Company;

4. certificate of good standing of the Company issued by the Secretary of State of Ohio; and

5. certain resolutions of the Board of Directors of the Company adopted by written consent, certified by the Secretary of the Company on October 9, 2008 as being complete, accurate and in effect, relating to, among other things, authorization of the Registration Statement, the authorization of the Indenture and matters in connection therewith.

Board of Directors

Local Insight Yellow Pages, Inc.

October 10, 2008

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such copies, the due authorization (other than by the Company), execution, acknowledgment and delivery by all parties thereto of all documents examined by us, that those documents examined by us constitute legal, valid and binding obligations of each of the parties thereto (other than the Company), and that the parties (other than the Company) executing and delivering such documents had authority to do so. As to questions of fact not independently verified by us, we have relied, to the extent we deemed appropriate, upon the representations and warranties of the Company set forth in certificates of the officers of the Company, public officials and other appropriate persons and we have assumed the correctness and accuracy of all facts set forth in such certificates.

Upon the basis of the foregoing, we are of the opinion that:

1. The Company is a corporation duly organized, validly existing and in good standing under the laws of Ohio.

2. The execution, delivery and performance of the Indenture by the Company has been duly authorized by all necessary corporate action of the Company, and the Company has all necessary corporate power and authority to enter into the Indenture.

Our opinion expressed above is limited to the present law of the State of Ohio, and we do not express any opinion herein concerning any other law.

This opinion is solely for the benefit of the named addresses hereof. No other person may rely on this opinion for any other purpose or in any other context; provided that Hogan & Hartson LLP may rely on this opinion solely for the purposes described below. This opinion may not be quoted by you or any other person without our prior written consent, except as set forth below. This opinion is limited to the matters expressly stated herein, and no opinion is to be implied or may be inferred beyond the matters expressly stated herein.

We hereby consent to Hogan & Hartson LLP’s reliance upon this opinion in the formation of its opinion to the Company on the validity and enforceability of the Exchange Notes and the Guarantee and to the use of our name in the prospectus forming part of the Registration Statement on Form S-4, File Number 333-152302 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) with respect to the offering of the Exchange Notes. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ THOMPSON HINE LLP